UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DETHRONE ROYALTY HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-170393	27-3566307
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be registered:	each class is to be registered
None	None:

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Item 1.  Description of Registrant's Securities to Be Registered.

Dethrone Royalty Holdings, Inc. (the “Company”, or “we”) was incorporated under the laws of the State of Nevada on October 8, 2010 under the name Exclusive Building Services.  On August 14, 2012, the Company changed its name to “Dethrone Royalty Holdings, Inc.”   The Company is authorized to issue 500,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock. There are 98,720,000 shares of our common stock issued and outstanding at June 14, 2013. The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;
●	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and
●	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Authorized but Un-issued Capital Stock

We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.  The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Amendments to by-laws.

Our by-laws authorize the holders of a majority of the outstanding voting shares or the Board of Directors, when authorized in the Articles of Incorporation, to amend, repeal, alter or rescind the by-laws at any time without stockholder approval.

Item 2.  Exhibits.

The registrant hereby incorporates by reference herein the following exhibits:

Exhibit Number	Description

3.1	Articles of Incorporation filed with the Nevada Secretary of State on October 8, 2010. (Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 5, 2010)
3.2*	Certificate of Amendment to the Articles of Incorporation filed with the Nevada Secretary of State on February 29, 2012.
3.3*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on August 14, 2012.
3.4	Bylaws (Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 5, 2010)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 14, 2013	Dethrone Royalty Holdings, Inc.

	By:	/s/Toby McBride
Toby McBride Chief Executive Officer